Exhibit 10.23

AMENDED AND RESTSTAED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective as of December 2, 2008 (the “Effective Date”) by and between Fender Musical Instruments Corporation, a Delaware corporation (“Fender” or the “Company”), on one hand, and Mark Van Vleet, an individual, on the other hand (“Executive”).

WHEREAS, Fender is in the business of designing, manufacturing, marketing, selling and distributing musical instruments and related equipment and products; and

WHEREAS, Fender currently employs Executive, Fender desires to continue to employ Executive, and Executive desires to accept continued employment with Fender; and

WHEREAS, Fender and Executive were parties to a certain Employment Agreement dated February 6, 2004 (together with the First Amendment to the Employment Agreement dated September 27, 2004, the Addendum and Modification to Employment Agreement dated March 29, 2005, and the Addendum and Restatement of Terms of Employment Agreement dated September 23, 2005, the “Prior Agreement”), and the parties intend that such Prior Agreement and other terms of employment are to be completely superseded and cancelled by the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual promises herein expressed, the parties hereto agree as follows:

1. Initial Term/Employment Period. Fender hereby continues to employ Executive, and Executive hereby agrees to his continued employment as General Counsel, for an initial term to end on March 31, 2010 (the “Initial Term”), unless the employment is earlier terminated as provided herein. During the Initial Term or, if shorter, that portion of the Initial Term during which Executive remains continuously employed by Fender (the “Employment Period”), Executive shall perform such services, consistent with his title, as may from time to time be assigned to, or expected from, him by the Board of Directors of Fender, or those officers empowered by the Board to supervise Executive, including the CEO.

2. Compensation. Fender agrees to pay Executive, and Executive agrees to accept from Fender, for all of his services hereunder during the Employment Period, a salary of $273,213.42 per annum (“Base Compensation”), payable in installments in accordance with the payroll practices of Fender, as in effect from time to time, which salary shall be subject to annual review, and shall be subject to potential increase in the sole discretion of the CEO and/or Board of Directors of Fender. During the Employment Period, Executive shall also be eligible to participate in Fender’s Annual Incentive Plan (or any successor plan), as in effect from time to time, with a target bonus opportunity of 50% of Base Compensation, subject to the terms of such Annual Incentive Plan (or any successor plan), as in effect from time to time.

3. Extent of Services. During the Employment Period, Executive agrees to devote his entire business loyalties and all of his business time and attention to the affairs of Fender and to perform duties customarily incident to his office and such other duties as may from time to time be assigned to, or expected from, him by Fender’s CEO and/or Board of Directors, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of Fender. Nothing in this Agreement shall prevent Executive from investing his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, and in accordance with Section 12 herein.

4. Benefit Plans.

(a) During the Employment Period, Executive shall have the same rights as other Fender employees in comparable executive positions to participate in any retirement, pension, insurance, medical, hospital or other plans (“Benefit Plans”), as in effect from time to time, it being understood that eligibility and other requirements for such participation shall be controlled by the respective plan(s) and plan documents, and that Fender retains the sole right to implement, change or terminate any such Benefit Plans in its discretion.

(b) Nothing in this Agreement shall be deemed to affect Executive’s rights with respect to Fender stock options or other equity-based awards. All rights with respect to such stock options or other equity-based awards shall continue to be governed exclusively by the applicable stock option and equity-based award plan(s) and agreement(s), which shall not be deemed to be modified or amended in any way by this Agreement.

5. Working Facilities. Executive shall have a private office, reasonable administrative assistance, and such other facilities and services as are suitable to his position and appropriate for the performance of his duties during the Employment Period.

6. Termination.

(a) By Fender with or without Cause. Fender may terminate the Employment Period with or without Cause at any time, subject to the notice provisions hereof. For purposes of this Agreement, the term “Cause” shall mean: (1) Executive’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property, or (2) Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or a misdemeanor that involves moral turpitude or any other fraudulent act, (3) Executive’s continued or repeated failure to substantially perform his duties (after notice and a reasonable opportunity to cure) or Executive engaging in a pattern of incompetence, (4) Executive’s commission of an act of dishonesty, insubordination or gross misconduct toward the Company, (5) Executive’s commission of any act detrimental to the interest of the Company, including its goodwill, (6) Executive’s material breach of any of the terms of this Agreement, or (7) Executive’s breach of Section 12 or 13 of this Agreement.

(b) By Executive for any Reason. Executive may terminate this Agreement for Good Reason or for any reason at any time, subject to the notice provisions hereof. For purposes of this Agreement, the term “Good Reason” shall mean: (1) a material diminution in Executive’s Base Compensation or target bonus opportunity under the Annual Incentive Plan (or any successor plan), (2) a material diminution in Executive’s authority, duties, or responsibilities, (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, (4) a material diminution in the budget over which Executive retains authority, (5) a material change in the geographic location of Executive’s position, or (6) any other action by Fender that constitutes a material breach of this Agreement. Notwithstanding the foregoing, no termination of Executive’s employment shall be for Good Reason unless Executive gives the Company written notice within 90 days of Executive obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with Executive’s express written consent.

(c) Fender may terminate the Employment Period other than for Cause and Executive may terminate employment for Good Reason, in each case, upon sixty (60) days written notice to the other party, provided that in such an event, Executive will be entitled to receive all payments set forth in Sections 7(a) and (b) below. The Company may determine in its sole discretion and at any time to pay Executive the portion of his Base Compensation applicable to all or a portion of such notice period in lieu of such notice.

(d) Fender may terminate the Employment Period for Cause immediately upon written notice to Executive and Executive may terminate employment for any reason other than Good Reason upon thirty (30) days’ prior written notice to the Company, provided that in each case, Executive shall only receive the accrued compensation and benefits set forth in Section 7(a). If applicable, the Company may determine in its sole discretion and at any time to pay Executive the portion of his Base Compensation applicable to all or a portion of such notice period in lieu of such notice.

7. Payments Upon Termination.

(a) Accrued Compensation and Other Benefits. Upon any termination of the Employment Period, the Company will pay Executive (i) Executive’s Base Compensation as pro-rated through the termination date, to the extent not already paid, (ii) reimbursement (in accordance with the Company’s expense reimbursement policy)

for reasonable and necessary business expenses incurred by Executive on behalf of the Company before the termination date, (iii) Executive’s accrued and unused vacation pay (in accordance with the Company’s vacation policy) to the extent not already paid, and (iv) any bonuses and incentive compensation to which Executive is entitled under the terms of applicable bonus or incentive plans or awards maintained by the Company. In addition, the Company will pay or provide Executive, to the extent not already paid or provided, any amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the termination date.

(b) Severance Pay. Upon termination of the Employment Period (i) by Fender other than for Cause or (ii) by Executive for Good Reason, Executive shall be entitled to receive a lump sum amount in cash equal to the sum of (A) his Annual Compensation (as defined below) for the remainder, if any, of the Initial Term, plus (B) an additional amount, if any, necessary so that the total amount payable to Executive under this sentence is equal to at least one (1) year’s Annual Compensation. Upon termination of the Employment Period (i) by Fender (or any successor) other than for Cause or (ii) by Executive for Good Reason, in each case, following a Change in Control, as defined below, Executive shall not be paid the severance amount described in the preceding sentence, but rather shall be entitled to receive a lump sum amount in cash equal to (i) his Annual Compensation (as defined below) for the remainder, if any, of the Initial Term, plus (ii) an additional amount, if any, necessary so that the total amount payable to Executive under this sentence is equal to at least two (2) years’ Annual Compensation. In addition, Fender shall pay or reimburse Executive for any and all COBRA payments or other benefit continuation expenses incurred by Executive during the remainder of the Initial Term (provided that such reimbursements shall not exceed Fender’s costs for such benefits prior to the termination). For purposes hereof, “Annual Compensation” shall mean an amount equal to Base Compensation plus the average annual cash bonuses paid or payable to Executive during the three (3) fiscal years of Fender immediately preceding the termination of Executive’s employment (or such shorter period during which Executive was employed by Fender); provided, however, that for purposes of this Agreement, Annual Compensation shall not include the Payment (within the meaning of the Prior Agreement) or any portion thereof.

(c) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) During any period of not more than two years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of August 21, 2008 and (B) any individual who becomes a director thereafter whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board thereafter as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation.

(ii) There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Company’s then-outstanding securities in respect of the election of the Board (“Voting Securities”), other than by (A) the Company, any subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Company or any subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; or (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section iii below without regard to Section iii(B)).

(iii) Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”) other than an Excluded Transaction. An “Excluded Transaction” is a Reorganization or Sale pursuant to which immediately following such Reorganization or Sale:

(A) 50% or more of the total voting power of the Surviving Company’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale;

(B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Company in respect of the election of directors (or similar officials in the case of a non-corporation); and

(C) a majority of the board of directors of the Surviving Company (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Company” means (a) in a Reorganization, the entity resulting from the Reorganization or (b) in a Sale, the entity that has acquired all or substantially all of the assets of the Company, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Company, then that beneficial owner will be the Surviving Company.

(iv) The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

For purposes of this definition of “Change in Control”, (i) any sale of only Weston Presidio L.P.’s interests in the Company that is approved by the Board shall not constitute a “Change in Control, and (ii) the term “beneficial owner” has the meaning assigned in Rule 13d-3 under the 1934 Act, as that rule is in effect as of the date hereof. After any Excluded Transaction, the Surviving Company will be treated as the Company for all purposes of the definition of Change in Control.

(d) Employment Beyond Initial Term. In the event Executive remains employed by Fender upon expiration of the Initial Term, Fender shall have the option to either offer continuing at-will employment or some other employment arrangement to Executive. If and when Executive remains employed by Fender after the natural expiration of the Initial Term, unless an extension or other arrangement has been renegotiated, Executive shall become an at-will employee of Fender from that time forward, and unless Fender in its discretion notifies Executive otherwise, all of the terms and conditions of this Agreement shall cease, except for those which, by their terms, survive expiration of the Employment Period or are to be performed following the expiration or termination of the Employment Period.

(e) Form and Time of Payment. The cash amounts provided for in Sections 7(a) and (b) above shall be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after Executive’s termination date (but in no event later than March 15th of the year following the year in which such termination occurred). Notwithstanding the preceding sentence, (A) if Executive is a “specified employee” at the time he terminates employment with Fender and any payment or benefit under Section 7 is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the date that is six months after termination of employment with the Company, all as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, applying all default provisions under such regulations.

(f) To the extent provided in Appendix A, if Executive is subject to the excise tax imposed under Section 4999 of the Code, Fender will pay to Executive a gross-up payment in accordance with the provisions of Appendix A.

8. Death During Employment. In addition to any other benefits Executive may be entitled to under the Benefit Plans and Section 7(a) above, if Executive dies during the Employment Period, Fender shall pay to the estate of Executive a lump sum payment within thirty (30) days following death an amount equal to the Base Compensation, at the rate then in effect, that would have been otherwise payable to Executive up to the end of the month in which his death occurred and for two (2) additional weeks thereafter. In addition, Fender shall pay to the estate of Executive a lump sum pro rata bonus payment pursuant to the terms and conditions of Fender’s Annual Incentive Plan (or any successor plan).

9. Disability. In the event Executive shall become Disabled during the Employment Period, as determined by a health care professional suitable to Fender (and established by a second opinion at Fender’s option), in addition to any other benefits Executive may be entitled to under the Benefit Plans and Section 7(a) above, Fender shall (i) pay to Executive a lump sum pro rata bonus payment pursuant to the terms and conditions of Fender’s Annual Incentive Plan (or any successor plan), and (ii) continue to pay to Executive his Base Compensation, at the rate then in effect, for up to thirteen (13) weeks following the date Executive became Disabled. For the purpose of this Agreement, Executive shall be “Disabled” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

10. Vacations. Executive shall be entitled to an annual vacation allowance during the Employment Period, as determined by Fender’s CEO or Board of Directors during which time his compensation shall be paid in full.

11. Expenses. Provided Executive provides proper documentation as may be required by Fender from time to time, and demonstrates an appropriate business purpose, during the Employment Period, Fender will reimburse Executive for reasonable expenses incident to the rendering of services hereunder. Reimbursement of expenses shall be made within thirty (30) days of the date a request for reimbursement is submitted, but in no event shall any such amount be reimbursed after the last day of the calendar year following the calendar year in which expenses were incurred and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

12. Exclusivity/Non-Competition. Executive acknowledges that (a) his employment by Fender (which for purposes of Sections 12, 13 and 14 shall mean Fender, its subsidiaries and affiliates) is of a special, personally unique, artistic, unusual, extraordinary and intellectual character, and (b) the nature of Executive’s services, position and expertise is such that he is capable of competing with Fender from nearly any location in the world. Executive further acknowledges that his employment hereunder will, throughout the Employment Period, bring him into close contact with many confidential affairs of Fender, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, pricing policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). In recognition of the considerations described in the foregoing provisions of this Section 12 and in the preamble to this Agreement, Executive covenants and agrees that, during the Employment Period, and thereafter for the longer of (i) any period after termination of the Employment Period during or for which Executive receives payments, compensation and/or severance pay from Fender, or (ii) twelve (12) months, he will not, in the United States of America, or in any state or other country in which Fender is engaged in any Competitive Business (as defined in the last sentence of this Section 12), directly or indirectly: (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) induce, for Executive or any other person or entity, any present or future employee of Fender to leave the employ of Fender and/or seek or accept employment with Executive or with any other person or firm engaged in a Competitive Business; provided, however, that nothing contained in this Section 12 shall be deemed to prohibit Executive from acquiring, solely as an investment through market purchases, securities of such a corporation engaged in any Competitive Business which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded so long as such securities do not in the aggregate exceed one percent (1%) of any class of securities of such corporation; and provided, further, that nothing herein shall prohibit Executive from being employed by a law firm, banking, investment banking, private equity or other financial services organization or an independent consulting firm that has clients that are engaged in any Competitive Business. The term “Competitive Business,” as used in this Agreement, shall mean the design, manufacture or distribution of musical instruments of any category dealt in by Fender at any time during Executive’s employment by Fender under this Agreement or otherwise.

13. Protection of Confidential Information. In recognition of the considerations described in Section 12 hereof, Executive covenants and agrees that he will deliver promptly a termination of this Agreement, or at any other time Fender may also request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to Fender’s business which he may then possess or have under his control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (through no fault of Executive), Executive agrees that he will hold in strictest confidence all matters of Fender that are not otherwise in the public domain and will not disclose them to anyone outside of Fender or use them for himself or otherwise, either during or after the Employment Period. If, and only if, a court or tribunal of final jurisdiction finds this restriction overbroad as to time, then this restriction shall have a duration of five (5) years from the termination of the Employment Period.

14. Remedies. If Executive commits a breach of any of the provisions of Sections 12 or 13 of this Agreement, in addition to Fender’s rights to terminate its obligations hereunder, Fender shall have the right to an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Fender and that money damages will not provide an adequate remedy to Fender. Fender and Executive recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in Section 12 hereof. It is the intention of Fender and Executive that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.

15. Dispute Resolution.

(a) Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 15(b). Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 15. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in this Agreement. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator. Mediation or the waiver of mediation by both parties shall be a condition precedent to Arbitration.

(b) In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Section 15. The mediator shall not serve as the arbitrator. EXCEPT AS PROVIDED IN SECTION 14, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 15 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.

The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within sixty (60) days of selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. If

Company has adopted, with the consent of Executive, a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy, to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

(c) Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d) The costs and expenses of any arbitration shall be borne by Company and Executive jointly; provided, however, that any filing fee(s) required to be paid by Executive shall be limited to the filing fees required to initiate an action in the Superior Court of Arizona, County of Maricopa, and the Company will pay the balance.

16. Severability and Non-Exclusivity. The rights and remedies set forth in Sections 12, 13 and 14 shall be in addition to and not in lieu of any other rights and remedies available to Fender under the law or in equity. If the courts (or arbitration tribunals) of any one or more jurisdictions shall hold all or any part of the provisions of Sections 12, 13 or 14 unenforceable for any reason, it is the intention of the parties that such determination shall not bar or in any way affect Fender’s right to relief with respect to the remaining portions, all of which shall be deemed severable and individually enforceable, or in any other jurisdiction.

17. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, with receipt confirmed, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to Fender:	Fender Musical Instruments Corporation 8860 E. Chaparral Road, Suite 100 Scottsdale, AZ 85250 Attention: CEO

If to Executive:	Addressed to him at his address on the personnel records of Fender.

18. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona applicable to agreements made and to be performed entirely in Arizona.

(b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and cancels all prior agreements, arrangements and understandings, written or oral, between the parties, including the Prior Agreement as defined in the preamble to this Agreement, all of which are hereby nullified, and shall be deemed fully performed.

(c) This Agreement may not be assigned by Executive. Fender may only assign this Agreement to a subsidiary of Fender, provided Fender remains liable therefore. Fender shall assign this Agreement to a bona fide successor to Fender, in the event such a transaction occurs, and Executive hereby consents to any such assignment(s). This Agreement shall inure to and be binding upon Fender, and its successors and assigns.

(d) This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FENDER MUSICAL INSTRUMENTS
CORPORATION

By:	/s/ William Mendello	/s/ Mark VanVleet
Its:	Chief Executive Officer	Mark Van Vleet

APPENDIX A

Additional Reimbursement Payments by the Company

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or another person or entity to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes Notwithstanding the foregoing provisions of this paragraph, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would result in a greater after tax benefit to the Executive if the Payments were reduced by an amount that results in no portion of such payments being treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall occur in the following order unless Executive elects in writing no less than ten (10) business days prior to the Change of Control a different order: reduction of cash payments, followed by reduction of employee benefits. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Subject to the provisions of paragraph (a) above, all determinations required to be made under this Appendix A, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Company’s Board of Directors shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Company’s Board of Directors determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting a change in control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Reimbursement Payment under this Appendix A with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the applicable rate provided for in the Code) shall be promptly paid by the Company to or for the benefit of Executive (but in any event no later than by the end of Executive’s taxable year next following Executive’s taxable year in which the Underpayment of Excise Tax is remitted). In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the applicable rate provided for in the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company makes a Reimbursement Payment to Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay on a current basis all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in Executive’s taxable income, then in addition to returning the refund to the Company, Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment (all determinations pursuant to this sentence shall be made by the Accounting Firm).